EXHIBIT 10(q)

Frisch’s Restaurants, Inc.

2003 Stock Option and Incentive Plan

Compensation Committee Resolution for 9/26/06

Amendment #1

Resolved, that Section 2.19 of the 2003 Stock Option and Incentive Plan be amended to read in its entirety as follows:

“Fair Market Value” means, as of any date, the closing price of a Share as reported on the American Stock Exchange (or such other consolidated transaction reporting system on which the Shares are primarily traded) or, if the Shares were not traded on such day, then the next preceding day on which the Shares were traded, all as reported by such source as the Committee may select. If the Shares are not traded on a national securities exchange or other market system, Fair Market Value shall be determined in the manner established by the Committee.